Exhibit 99.1

Basis of Presentation

On February 28, 2007, Alliance HealthCard, Inc. (the “Registrant”), a Georgia corporation merged with and into AHC – Benefit Marketing Acquisition, Inc., an Oklahoma corporation and a wholly-owned subsidiary of the Registrant (“Merger Sub”); BMS Holding Company, Inc., an Oklahoma corporation (“BMS”); the subsidiaries of BMS; and the stockholders of BMS (the “BMS Stockholders”). In connection with the Merger, BMS merged with and into Merger Sub, with Merger Sub consisting of Benefit Marketing Solutions, L.L.C. and BMS Insurance Agency, L.L.C. Merger Sub will also continue as the surviving entity as a wholly owned subsidiary of the Registrant. The combination was accounted for as a purchase with the Company as the acquired entity.

Under the terms of the Merger, all of the outstanding capital stock of BMS converted automatically into the right of the BMS shareholders to receive 10 million shares of the Registrant’s Common Stock, $.001 par value per share (“Registrant Stock”) in proportion to their respective ownership interests in BMS and promissory notes in the aggregate principal amount of $7,147,000 (the “Notes”). As a result of the Merger, the BMS stockholders (Susan Matthews, Brett Wimberley, and Danny C. Wright) will own 69% of Registrant’s outstanding Common Stock.

The accompanying pro forma consolidated condensed balance sheets reflect the financial position of the Company as of September 30, 2006 as if the transaction had been completed as of that date and the results of operations for the Company for the year ended September 30, 2006 as if the transaction had been completed as of October 1, 2005.

ALLIANCE HEALTHCARD, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

(unaudited)

	Alliance Healthcard, Inc. as of September 30, 2006	Benefit Marketing Solutions, L.L.C. as of September 30, 2006	Pro Forma Adjustments	Combined Pro Forma
Assets

Current assets
Cash and cash equivalents	$1,102,807	$1,940,178	$—	$3,042,985
Accounts receivable, net	251,133	1,563,451	—	1,814,584
Other current assets	287,983	—	—	287,983

	1,641,923	3,503,629	—	5,145,552

Notes receivable-related parties	—	293,445	—	293,445
Property and equipment, net	2,269	100,509	—	102,778
Goodwill	—	455,000	—	455,000
Other assets	39,637	9,351	—	48,988

Total assets	$1,683,829	$4,361,934	$—	$6,045,763

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$639,790	$2,061,064	$—	$2,700,854
Deferred revenue	1,050,194	—	—	1,050,194
Line of credit	—	150,000	—	150,000

Total current liabilities	$1,689,984	$2,211,064	$—	$3,901,048

Stockholders’ equity	(6,155)	2,150,870	—	2,144,715

Total liabilities and stockholders’ equity	$1,683,829	$4,361,934	$—	$6,045,763

ALLIANCE HEALTHCARD, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED CONDENSED INCOME STATEMENTS

(unaudited)

	Alliance Healthcard, Inc. as of September 30, 2006	Benefit Marketing Solutions, L.L.C. as of September 30, 2006	Pro Forma Adjustments	Combined Pro Forma
Net revenues	$3,320,824	$14,157,108	$—	$17,477,932
Direct Costs	1,228,061	10,047,869	—	11,275,930

Gross Profit	2,092,763	4,109,239	—	6,202,002

Marketing and sales expenses	255,502	—	—	255,502
General and administrative expenses	1,338,821	1,924,388	—	3,263,209

Operating income	498,440	2,184,851	—	2,683,291

Other income, net	14,748	67,000	—	81,748

Net income before income taxes	513,188	2,251,851	—	2,765,039
Deferred tax benefit	83,500	—	—	83,500

Net income	$596,688	$2,251,851	$—	$2,848,539

Per share data:
Basic income	$0.13			$0.20

Diluted income	$0.13			$0.19

Basic weighted average shares outstanding	4,524,263			14,524,263

Diluted weighted average shares outstanding	4,667,757			14,667,757